Exhibit 23.1
CONSENT OF INDEPENDENT AUDITOR
We consent to the incorporation by reference in (i) the Registration Statements on Form S-3 (File Nos. 333-277702 and 333-269152) and (ii) the Registration Statements on Form S-8 (File Nos. 333-283004, 333-275472 and 333-261604) of Crescent Energy Company of our report dated March 1, 2025 relating to the consolidated financial statements of Ridgemar Energy Management, LLC and Subsidiaries, which appears in this Current Report on Form 8-K/A.
/s/ WEAVER AND TIDWELL, L.L.P.
WEAVER AND TIDWELL, L.L.P.
Houston, Texas
April 11, 2025